                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. )(1)

                                Zany Brainy, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    98906Q101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         / /      Rule 13d-1(b)
         / /      Rule 13d-1(c)
         /X/      Rule 13d-1(d)


----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 98906Q101                    13G                    Page 2 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners V, Limited Partnership
     06-1332464
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   1,044,250 Shares of Common Stock
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 Not applicable
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   1,044,250 Shares of Common Stock
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,044,250 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.84%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                    Page 3 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates V, LLC
     06-1332465
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 1,044,250 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   1,044,250 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,044,250 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.84%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                    Page 4 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak V Affiliates Fund, Limited Partnership
     06-1334685
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   21,147 Shares of Common Stock
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 Not applicable
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   21,147 Shares of Common Stock
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     21,147 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.09%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                    Page 5 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak V Affiliates
     06-1334686
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 21,147 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   21,147 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     21,147 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.09%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                    Page 6 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 1,065,397 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.94%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                    Page 7 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 1,065,397 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.94%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                    Page 8 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 1,065,397 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.94%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                    Page 9 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 1,065,397 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.94%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                   Page 10 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 1,065,397 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.94%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                   Page 11 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 1,065,397 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.94%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 98906Q101                    13G                   Page 12 of 23 pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Eileen M. More
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                   Not applicable
                             ---------------------------------------------------
Number of Shares              (6)  Shared Voting Power
Beneficially Owned                 1,065,397 Shares of Common Stock
by Each Reporting            ---------------------------------------------------
Person With:                  (7)  Sole Dispositive Power
                                   Not applicable
                             ---------------------------------------------------
                              (8)  Shared Dispositive Power
                                   1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     1,065,397 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares * / /

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     4.94%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 23 pages

                                  Schedule 13G
                               Amendment No. ___*
                          Common Stock Par Value $0.01
                               CUSIP No. 98906Q101

ITEM 1(a)                  NAME OF ISSUER:
                           Zany Brainy, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                    308 East Lancaster Avenue
                                    Wynnewood, Pennsylvania 19096

ITEM 2(a)                  NAME OF PERSON FILING:

     Oak Investment Partners V, Limited Partnership
     Oak Associates V, LLC
     Oak V Affiliates Fund, Limited Partnership
     Oak V Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More (as of January 1, 2000, Ms. More has ceased to be a filing person)

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(c)                  CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

     Common stock, par value $0.01

ITEM 2(e)                  CUSIP NUMBER: 98906Q101

                                                             Page 14 of 23 pages

ITEM 3                     Not Applicable.

ITEM 4                     OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 21,582,231 shares outstanding as of October 30, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 82,152 shares of common stock and 1,848 shares of common stock which may be deemed to be held by Gerald R. Gallagher on behalf of Oak Investment Partners V, Limited Partnership and Oak V Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP.

     Not applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10                    CERTIFICATIONS.

     Not applicable

                                                             Page 15 of 23 pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2000

     Entities:

Oak Investment Partners V, Limited Partnership
Oak Associates V, LLC
Oak V Affiliates Fund, Limited Partnership
Oak V Affiliates
Oak Management Corporation

                                             By:   /s/ Edward F. Glassmeyer
                                                   ---------------------------
                                                   Edward F. Glassmeyer, as
                                                   General Partner or
                                                   Managing Member or as
                                                   Attorney-in-fact for the
                                                   above-listed entities

     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
Eileen M. More

                                             By:   /s/ Edward F. Glassmeyer
                                                   ---------------------------
                                                   Edward F. Glassmeyer,
                                                   Individually and as
                                                   Attorney-in-fact for the
                                                   above-listed individuals

                                                             Page 16 of 23 pages

                                INDEX TO EXHIBITS

                                                                  Page
                                                                  ----
EXHIBIT A               Agreement of Reporting Persons             17

EXHIBIT B               Power of Attorney                          18